ChoiceOne Financial Services, Inc. - 10-K

EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following lists the subsidiaries of the Registrant and the state or jurisdiction of incorporation.

	Name and Address of Subsidiary	Incorporated

1.	ChoiceOne Bank 109 East Division Sparta, Michigan 49345	Michigan

2.	ChoiceOne Insurance Agencies, Inc. (1) 109 East Division Sparta, Michigan 49345	Michigan

3.	Valley Ridge Financial Services, Inc. (1) 450 West Muskegon Kent City, Michigan 49330	Michigan

4.	Valley Ridge Realty, Inc. (1) 450 West Muskegon Kent City, Michigan 49330	Michigan

5.	1423 West Main LLC (1) 450 West Muskegon Kent City, Michigan 49330	Michigan

(1)	These are wholly-owned subsidiaries of ChoiceOne Bank.

 76